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                                                                  Exhibit 10(bb)

                                TOLLING AGREEMENT

          TOLLING AGREEMENT (the "Agreement") dated as of May 6, 2003 among INTERNATIONAL STEEL GROUP INC. ("ISG"), a Delaware corporation, MSC WALBRIDGE COATINGS, INC., a Delaware corporation ("MSCWC"), and MATERIAL SCIENCES CORPORATION, a Delaware corporation ("MSC").

                              W I T N E S S E T H :

          WHEREAS, MSCWC is now the sole owner and operator of an electrogalvanizing and coil coating facility for cold rolled steel ("Substrate") located at 30610 East Broadway, Walbridge, Ohio 43465 (the "Facility"), formerly operated by MSCWC on behalf of Walbridge Coatings, An Illinois Partnership (the "Partnership"), the previous owner of the Facility; and

          WHEREAS, MSCWC utilizes an electrogalvanization process to place a free zinc coating on Substrate (the "Zinc Process") or to place a free zinc and nickel coating on Substrate (the "Zinc-Nickel Process") and a roll application process to place other coatings on Substrate (the "Roll Process" and, collectively with the Zinc Process and the Zinc-Nickel Process, the "Processes") at the Facility;

          WHEREAS, ISG and MSCWC desire that upon request by ISG, MSCWC will, at the facility, coat ISG Substrate (as hereinafter defined) utilizing one of the Processes in the same manner as conducted by MSCWC on behalf of the Partnership prior to the date hereof (the "Core Services") and perform slitting, inspection and other services ("Ancillary Services" and, collectively with the Core Services, "Coating Services") on such coated ISG Substrate in exchange for the payment of tolls, all on the terms and conditions as set forth herein; and

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

          SECTION 1.01. Definitions. As used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person at any time, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

          "Bankruptcy" means, as to any Person, the Person's taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief,

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liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For purposes of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under such law.

          "Business Day" shall mean any day that the Facility is open for business.

          "Coated ISG Substrate" means ISG Substrate that has been coated pursuant to one of the Processes at the Facility.

          "Coating Weight" means the amount of free zinc required to be applied by the Zinc Process to ISG Substrate, expressed in grams per square meter of coated substrate surface area.

          "Control" means, with respect to any Person, the power to, directly or indirectly, direct the management and policies of such Person, whether through ownership of voting securities (or pledge of voting securities if the pledgee thereof may on the date of determination exercise or control the exercise of the voting rights of the owner of such voting securities), by contract or otherwise; and the terms "Control" (when used as a verb), "Controlling" and "Controlled" have meanings correlating to the foregoing.

          "EDI" means electronic data interchange.

          "Finished Substrate" means ISG Substrate or Coated ISC Substrate on which Ancillary Services have been performed.

          "Firm Order" has the meaning set forth in Section 6.03.

          "Floor Space" means the square footage of the Facility as of April 30, 2003.

          "Hot-Dip Galvanizing" means a process by which molten zinc is applied to Substrate other than through electrogalvanizing.

          "ISG Inventory" means ISG Substrate, Coated ISG Substrate and Finished Substrate.

          "ISG Line Time" means production time on the Line necessary to fulfill the current Firm Order.

          "ISG Substrate" means Substrate owned by ISG or its Affiliates.

          "Line" means the production line of the Facility commonly referred to as Line 6.

          "Line Time" has the meaning set forth in Section 3.02.

          "LME" means London Metal Exchange.

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          "Person" means any natural person, firm, trust, partnership, joint venture, unincorporated association, corporation, limited liability company, government or governmental agency or other entity.

          "Prior Agreement" means the Amended and Restated Coating Agreement dated as of July 23, 1999, between Bethlehem Steel Corporation and the Partnership.

          "Prime Rate" means the rate of interest published in The Wall Street Journal as the "prime rate" on the most recent Business Day.

          "Purchase Order" shall have the meaning set forth in Section 6.04.

          "Reference Strip" means (a) a 60-inch wide, 0.030-inch minimum thickness steel coil to which a minimum Coating Weight of 100 grams of free zinc per square meter has been applied on one side only by the Zinc Process or (b) a 49-inch wide, 0.030-inch minimum thickness steel coil to which a minimum coating weight of 30 grams of zinc-nickel alloy per square meter has been applied on both sides by the zinc-nickel process.

          "Scheduled Line Time" means all time on the Line available to perform Core Services.

          "Term" shall have the meaning set forth in Section 3.01.

          "Trip Title" means title passes to the customer at the Facility prior to shipment from the Facility.

          "Yield Loss means ISG Substrate scrap losses and rejections of Coated ISG Substrate or Finished Substrate caused by quality failures in the operation of the Zinc Process or the Zinc-Nickel Process at the Facility and shall be calculated based upon the difference between the weight of the Substrate delivered to the Facility and the weight of the Coated ISG Substrate or Finished Substrate shipped from the Facility; provided, however, that all losses and rejections due to any reason beyond the control of MSCWC, including; without limitation, defects in ISG Substrate, requests by ISG to trim coils and requests by ISG to process overweight coils, shall not be included in Yield Loss. Responsibility for rejected Coated ISG Substrate and Finished Substrate shall be determined in good faith by the technical representatives of ISG and MSCWC designated by each to determine such matters.

                                   ARTICLE II

                                Scrap Attachment

          SECTION 2.01. Attachment I. In addition to the schedules attached hereto, Attachment I hereto entitled "Scrap Policy" shall be a part of this Agreement and the parties hereto shall comply with the requirements of such attachment in carrying out their respective obligations hereunder.

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                                  ARTICLE III

                   Term; Purchase and Sale of Coating Services

          SECTION 3.01. Term. Subject to Article IX hereof, the term of this Agreement shall be from May 7, 2003 through December 31, 2004 (the "Term").

          SECTION 3.02. Core Services. Subject to the terms and conditions of this Agreement, MSCWC shall provide ISG, as requested by ISG in accordance with this Agreement, with a maximum 163 hours of scheduled production time (but not more than 25% of the available hours of scheduled production time) during each month of the Term (the "Line Time") for MSCWC's performance of Core Services on ISG Substrate; provided, however, that for the month of May, 2003, production time through May 6, 2003 for BSC and its Affiliates under the Prior Agreement shall reduce the maximum hours available to ISG hereunder for that month.

          SECTION 3.03. Sole Provider. Subject to the availability of time on the Line, ISG agrees that MSCWC shall be the sole provider of Core Services (excluding Hot-Dip Galvanizing) on all Substrate produced or processed in, or shipped from, ISG's Burns Harbor facilities, provided that the provision of the Core Services at the Facility continue to meet the current acceptable level of quality, capability and service thereat. Any new quality, capability and service requirements will be negotiated in good faith.

          SECTION 3.04. Ancillary Services. During the Term, ISG may request and, following such request, MSCWC shall provide Ancillary Services on ISG Substrate or Coated ISG Substrate. MSCWC shall perform Slitting Services in accordance with Schedule 4.02 hereto.

          SECTION 3.05. Yield Loss. MSCWC will periodically report to ISG the amount of Yield Loss on all ISG Substrate coated using the Zinc Process and the Zinc-Nickel Process. If the total Yield Loss on such ISG Substrate during any fiscal quarter (March through May, June through August, September through November and December through February) shall exceed 4% of the total tons of ISG Substrate coated using the Zinc Process or the Zinc-Nickel Process during such quarter, MSCWC shall promptly reimburse ISG for its cost to manufacture the Yield Loss tons during such quarter in excess of 4% of such total, plus an allowance for freight on such excess tons to the Facility and minus the scrap value (as defined in Section 6.08) of such excess tons.

                                   ARTICLE IV

                            Toll for Coating Services

          SECTION 4.01. Toll for Core Services. During the Term, ISG shall pay MSCWC the tolls for requested Core Services set forth on Schedule 4.01, subject to adjustment pursuant to Section 4.03. Invoicing shall be rendered on "coated" weight and shall include the weight of coatings applied on each individual coil but shall not include the weights of protective wrappings and shipping materials. Tolls for Core Services other than Reference Strip shall be proportionately adjusted in accordance with the past practices of the Partnership, as illustrated

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for four products in Exhibits I through IV of Schedule 4.01. Except as otherwise expressly stated in this Agreement, the prices specified in Schedule 4.01 include all of MSCWC's charges for electrogalvanizing materials and processing costs.

          SECTION 4.02. Toll for Ancillary Services. ISG shall pay fees to MSCWC for Ancillary Services as set forth on Schedule 4.02 hereto. Schedule 4.02 also sets forth the fees that MSCWC may charge ISG for the idle Line Time required to
(a) switch from the Zinc Process to the Zinc-Nickel Process (a "Mode Change") or
(b) interrupt at ISG's request the existing schedule of production to run an urgent order from ISG (a "Schedule Break").

          SECTION 4.03. Adjustment to Toll for Coating Services. If during the Term ISG makes a request of MSCWC for Core Services different from those previously provided by the Partnership under the Prior Agreement, the parties shall negotiate in good faith the terms under which MSCWC would perform such Core Services under this Agreement.

          SECTION 4.04. Electricity, Taxes and Insurance Costs. MSCWC has informed ISG that the price provisions applicable during the Term hereof exclude certain fixed electricity, taxes and insurance costs and that any pricing subsequent to the Term will include such costs.

          SECTION 4.05. Utility Curtailment. Whenever during the Term MSCWC is notified by a utility provider of a utility curtailment that will affect the Facility, MSCWC shall promptly notify ISG of such utility curtailment, whereupon ISG shall have the option to require MSCWC to continue to produce in accordance with Firm Orders previously received. If ISG elects to exercise such option, the higher utility rates related to such utility curtailment shall be borne by ISG. If ISG elects not to exercise such option, 25% of all idle Line Time related to such utility curtailment shall be deducted from the maximum amount of time on the Line set forth in Section 3.02 hereof for the month in which the utility curtailment occurs and to the extent necessary to treat all customers fairly, an appropriate adjustment shall be made in any applicable Firm Order previously received by MSCWC pursuant to Section 6.03 hereof.

                                   ARTICLE V

                      Substrate Quantity; Substrate Quality

          SECTION 5.01. Substrate Quantity. With respect to each Firm Order, ISG shall provide MSCWC with the amount of ISG Substrate sufficient to utilize the ISG Line Time. If the Line becomes idle as a result of ISG's failure to deliver ISG Substrate sufficient to utilize the ISG Line Time and a corresponding Purchase Order to MSCWC, ISG shall pay MSCWC $2,200 per such unused hour of ISG Line Time (which shall be MSCWC's exclusive remedy).

          SECTION 5.02. Substrate Quality. MSCWC shall promptly advise ISG if all or part of any shipment of ISG Substrate is obviously damaged or defective. MSCWC shall have no obligation to perform Coating Services on any damaged or defective ISG Substrate.

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                                   ARTICLE VI

                                   Operations

          SECTION 6.01. Operation of the Facility. MSCWC currently maintains and shall maintain the capability of the Facility to receive ISG Substrate and to ship Coated ISG Substrate and Finished Substrate via rail and/or truck as requested by ISG.

          SECTION 6.02. Communication of ISG Inventory Information. MSCWC will electronically communicate inventory information regarding ISG Inventory using the same EDI systems as used under the Prior Agreement. If ISG determines to change to a different system or different procedures under the same system, any additional costs will be passed on to ISG.

          SECTION 6.03. Firm Orders. Ninety (90) days prior to the beginning of each calendar month during the Term, ISG shall deliver to MSCWC a firm order (each, a "Firm Order") for the amount of time on the Line to be used during such month to provide Core Services for ISG (with the amount of time on the Line required for Core Services utilizing each of the Zinc Process, the Zinc-Nickel Process or the Roll Process set forth separately therein); provided, that without the written consent of MSCWC, the ISG Line Time with respect to each such Firm Order shall not exceed the maximum amount of time on the Line set forth in Section 3.02 hereof for the respective month; and provided, further, that for the month of May and June, 2003, the "firm orders" that MSCWC has received from Bethlehem Steel Corporation under the Prior Agreement shall be deemed to be the Firm Orders of ISG hereunder and for the month of July, 2003, ISG need not deliver its Firm Order to MSCWC until May 31, 2003.

          SECTION 6.04. Purchase Orders. At least thirty (30) days prior to the performance by MSCWC of any Core Services, ISG shall deliver to MSCWC a purchase order (each, a "Purchase Order") for the performance of such Core Services. Each Purchase Order shall set forth the specifications for Core Services (which specifications shall be within the reasonable capabilities of the Line) and the delivery points and scheduled delivery dates for Coated ISG Substrate. In the event that ISG requests MSCWC to perform Ancillary Services on all or part of such Coated ISG Substrate, the delivery points and dates set forth in the Purchase Order shall, absent written notification by ISG to MSCWC, also apply to the delivery of Finished Substrate. In the event of any inconsistency between the terms of a Purchase Order and this Agreement, this Agreement shall govern. ISG shall order Core Services in a reasonably level manner so that excessive productivity demands will not be placed on the MSCWC's operation of the Facility during any unit of time. ISG acknowledges that such scheduled delivery dates will necessarily be approximate, and MSCWC may make such adjustments from time to time as are reasonably necessary or advisable to achieve economic and efficient order sizes, to make efficient use of available Substrate and raw materials and otherwise to maximize efficiency and levels of production.

          SECTION 6.05. Priority of Firm Orders; Modification of Purchase Orders

               (a) ISG may at any time notify MSCWC of any priority within any Firm Order or Purchase Order and MSCWC shall, to the extent reasonably practicable, utilize the

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Processes requested by ISG to process ISG Substrate in accordance with the priority set forth in any such notification and shall allocate production time on the Line in an equitable manner between Core Services and the coating of other Substrate.

               (b) ISG may, at any time prior to the commencement of coating ISG Substrate, notify MSCWC of changes in the specifications for all or part of a Purchase Order, which specifications shall be within the reasonable capabilities of the Line and otherwise in accordance herewith, and MSCWC shall, to the extent reasonably possible, utilize the Processes requested by ISG to coat such ISG Substrate in accordance with such changed specifications.

               (c) In utilizing the Processes requested by ISG to coat ISG Substrate, MSCWC will comply, to the extent reasonably possible, with any reasonable request (including, without limitation, changes to delivery points and scheduled delivery dates) made by ISG provided that MSCWC shall not be required: (i) to comply with any request that would result in unfair or inequitable treatment of others who have ordered time on the Line or (ii) to follow any practices which are not commercially reasonable or consistent with the effective utilization of the Line.

          SECTION 6.06. Shipment, Handling of ISG Substrate.

               (a) ISG shall be responsible for arranging and paying for the shipment of ISG Substrate to the Facility and for any risk of loss associated with such shipments.

               (b) MSCWC shall be responsible for unloading (after removal of bracing materials and covers, if any) all ISG Substrate delivered by or on behalf of ISG to the Facility and so shall unload ISG Substrate in accordance with customary industry practices. MSCWC shall load and unload carriers expeditiously to avoid delays and shall be liable for the detention of ISG trucks caused by MSCWC; provided that carriers comply with their scheduled appointment times. MSCWC shall be liable for all rail demurrage charges which result from delays caused by MSCWC that extend beyond its free time. The parties shall work together to avoid delivery or shipping schedules that will over-tax the normal capacity and operation of the Facility. If any request is made by ISG for MSCWC to depart from the customary industry practices referred to in this
Section 6.06(b), the parties shall negotiate in good faith toward fulfilling such request.

          SECTION 6.07. Shipment, Handling of Coated and Finished ISG Substrate.

               (a) MSCWC shall be responsible for arranging, and ISG shall be responsible for paying for, all shipments of Coated ISG Substrate and/or Finished Substrate from the Facility pursuant to the following procedures:

               (1) ISG shall furnish MSCWC with written carrier routing
                   instructions for delivery of Coated ISG Substrate and Furnished Substrate, which instructions shall list the routings numerically in order of dispatch priority along with the carrier's phone number. Unless modified by such instructions, MSCWC shall ship Coated ISG Substrate and/or Finished Substrate to the address stated on the relevant Purchase Order. If ISC changes such instructions, ISG

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                         shall reimburse MSCWC for any demurrage charges for
                         rail cars ordered by MSCWC in accordance with the original instructions.

                    (2) Unless ISG instructs MSCWC otherwise, all Coated ISG Substrate and Finished Substrate shall be shipped on a per coil basis, oldest coils first. In the event that MSCWC does not so ship Coated ISG Substrate or Finished Substrate, MSCWC shall be liable to ISG for losses caused by deterioration of aged Coated ISG Substrate and/or Finished Substrate.

                    (3) In the event that all approved carriers refuse ISG's freight of Coated ISG Substrate and/or Finished Substrate, MSCWC shall contact ISG's external transportation department and such department shall give MSCWC alternative carriers to call. If MSCWC is unable to reach such department to obtain alternative carriers, then MSCWC may use such other carriers as necessary to meet ISG's delivery requirements.

                    (4)  MSCWC shall invoice ISG on a timely basis.

                    (5) MSCWC shall allocate sufficient storage at the Facility to accommodate ISG Inventory, which storage space shall be approximately equal to the product of (i) the percentage of all Scheduled Line Time subject to Firm Orders from ISG for the following quarter and (ii) the Floor Space available for the storage of Substrate. MSCWC shall store, and provide protection for, such ISG Inventory stored at the Facility in accordance with customary industry practice; provided, however, that when the ISG Inventory stored at the Facility equals the storage space allocated to ISG Inventory pursuant to the immediately preceding sentence, MSCWC shall immediately provide written notice to ISG and, forty-eight hours after delivery of such notice, shall have the right to refuse receipt of additional ISG Substrate for so long as the ISG Inventory stored at the Facility equals the storage space allocated to ISG Inventory pursuant to the immediately preceding sentence.

                    (6) Coated ISG Substrate and/or Finished Substrate not shipped after 90 days will be subject to the storage fees at the rate of $10 per ton per month.

                    (b) MSCWC shall execute Trip Title of Coated ISG Substrate and/or Finished Substrate, subject to any mechanic's, serviceman's, bailee's or similar liens to which MSCWC is entitled, within twenty-four hours of the date such information is provided by ISG to MSCWC.

                SECTION 6.08. Scrap. Scrap allowance will be credited at the beginning of each month for line scrap generated the previous month using the price for #1 dealer bundles as quoted by American Metal Market for the month the scrap was generated as the average of Detroit, Chicago and Pittsburgh, less a $40.00 per ton handling fee. In the event American Metal Market no longer publishes such information, the parties shall mutually agree on an appropriate source for such scrap price. MSCWC shall maintain records of scrap sales and shall, upon ISG's reasonable request, grant ISG access to all such records.

          SECTION 6.09. Claim Policy. In the event that: (a) due to a breach by MSCWC of the warranty set forth in Section 7.02, ISG or a customer of ISG rejects, in whole or in part, any Coated ISG Substrate or Finished Substrate;
(b) MSCWC damages, destroys or loses ISG Inventory (other than normal scrap);
(c) improper processing, storage, clerical or other error on the part of MSCWC causes ISG Inventory (other than normal scrap) to lose value; or (d) MSCWC fails to correct or report to ISG any defects in or affecting ISG Inventory that are reasonably discoverable by MSCWC in the course of its operations, whether such defects are caused by ISG, MSCWC or another party; then MSCWC shall reimburse ISG for all fees for Coating Services associated with such Coated ISG Substrate, Finished Substrate or ISG Inventory ("Claim Product"). The parties shall, with due diligence, work amicably together to resolve disputes over the underlying cause of such Claim Product defects. MSCWC's obligation as set forth herein shall not terminate until a buyer has accepted such Claim Product or has waived such acceptance as a condition for payment for such Claim Product by such buyer. ISG's rights under this Section 6.09 shall be its exclusive remedy for Claim Product and in no event shall MSCWC be liable for any consequential damages or lost profits.

          SECTION 6.10. Insurance. MSCWC shall maintain in force at its sole cost and expense general comprehensive liability insurance in an amount not less than $2,000,000 in the aggregate, $1,000,000 per occurrence and excess liability coverage in the form of a $4,000,000 umbrella policy (per occurrence and in the aggregate). If requested by ISG, MSCWC shall provide ISG with a certificate of insurance covering MSCWC's insurance obligations. Such certificate shall name ISG as an additional insured and shall contain a statement that ISG will be notified by the insurer in writing at least thirty (30) days before any material policy change or cancellation or non-renewal is effected.

          SECTION 6.11. ISG Inventory. For the Term and for a period of six (6) months thereafter, MSCWC shall provide ISG reasonable access to its records relating to ISG Inventory. MSCWC shall perform a physical inventory of ISG Inventory at least once every calendar year. In addition, MSCWC shall, upon request of ISG during the Term (made not more than once in any calendar year), permit ISG (or its designees) to conduct a physical inventory of all ISG Inventory then held by MSCWC. In the event that ISG and MSCWC disagree as to the amount of ISG Inventory, then the general manager of purchasing of ISG and the Plant Manager of MSCWC shall meet and in good faith attempt to equitably determine the amount of ISG Inventory.

          SECTION 6.12. Inspection. MSCWC shall employ customary inspection techniques on ISG Substrate, Coated ISG Substrate and Finished Substrate during the performance of the Coating Services, unless directed by ISG in a Purchase Order or other written instruction; provided that in any event, MSCWC shall not be responsible for failure to detect any defect in any Coated ISG Substrate or Finished Substrate which could not have been reasonably discovered during inspection of such Substrate using its practices under the Prior Agreement.

          SECTION 6.13. Customer Service. ISG shall be responsible for rendering advice and providing other assistance to ISG customers relating to Coated ISG Substrate and/or Finished Substrate. At the reasonable request of ISG, MSCWC shall make qualified personnel available at any location reasonably specified by ISG or any ISG customer to assist ISG or such customer with respect to the provision of advice and assistance relating to Coated ISG Substrate or Finished Substrate. To the extent that ISG or an ISG customer reasonably specifies the number and/or qualifications of such personnel, MSCWC shall use its reasonable efforts to provide such personnel to ISG or such ISG customer. Services to be provided by such personnel may include the investigation of claims or complaints relating to the coating and/or the slitting of Finished Substrate.

          SECTION 6.14. Compliance with Laws. MSCWC warrants that: (i) no infringement of any patents shall arise from MSCWC's use of the Processes and the performance of Core or Ancillary Services; and (ii) subject to Section 7.03 hereof, as of the date of shipment all Coated ISG Substrate or Finished Substrate supplied to ISG or to an ISG customer will have been processed and loaded for shipment in accordance with all applicable laws, ordinances, rules and regulations relating thereto. Without limiting the generality of the foregoing, MSCWC warrants that any Coated ISG Substrate and Finished Substrate processed and loaded for shipment by it will be processed and loaded for shipment in accordance with the Fair Labor Standards Act of 1938, as amended.

          SECTION 6.15. Indemnification.

               (a) MSCWC shall indemnify ISG and its Affiliates against, and hold them harmless from, any losses, damages, liabilities, costs or expenses, including, without limitation, the reasonable fees and out-of-pocket expenses of attorneys retained by MSCWC to defend ISG, arising out of or relating to: (i) a breach by MSCWC of any of its representations or warranties in this Agreement; or (ii) any breach by MSCWC of this Agreement; provided that ISG may also be represented in any action, at its own expense, by attorneys of its own choice.

               (b) ISG shall indemnify MSCWC, MSC and their Affiliates against, and hold them harmless from, any losses, damages, liabilities, costs or expenses, including, without limitation, the reasonable fees and out-of-pocket expenses of attorneys retained by ISG to defend MSCWC, arising out of or relating to: (i) any breach by ISG of any of its representations and warranties in this Agreement; or (ii) any breach by ISG of this Agreement; provided that MSCWC may also be represented in any action, at its own expense, by attorneys of its own choice.

                                  ARTICLE VII

                          General Terms and Conditions

          SECTION 7.01. Force Majeure. Neither party shall be liable or responsible to the other party for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any cause beyond its control, including, without limitation, any act of God, fire, accident, strike or other labor difficulties, war, embargo or other governmental act, riot or economic conditions that make continued operation of the Facility commercially unreasonable; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event which is likely to cause any delay or failure and sets forth its best estimate of the length of any delay and any possibility that it shall be unable to resume performance; and provided, further, that said affected party shall use reasonable commercial efforts to expeditiously overcome the effects of that event and resume performance.

          SECTION 7.02. Warranty. MSCWC warrants to ISG that all Coated ISG Substrate and Finished Substrate shipped by MSCWC pursuant to this Agreement shall be in conformity with the specifications set forth by ISG in the related Purchase Order (as such Purchase Order may be modified from time to time pursuant to Section 6.05 hereof) which sp ecifications shall be within the reasonable capabilities of the Line; provided, however, that ISG's payment for services provided hereunder shall not be deemed to waive any such warranty. MSCWC further warrants that, subject to Section 7.05 hereof, all Coated ISG Substrate and Finished Substrate shipped by MSCWC pursuant to this Agreement shall be delivered free from any security interest, lien or other encumbrance created by MSCWC, other than any liens of the carrier to whom MSCWC delivers such ISG Substrate for shipment. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7.02, MSCWC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM USAGE OF TRADE. In no event will MSCWC be liable for damage to Coated ISG Substrate or Finished Substrate caused by customer storage practices.

          SECTION 7.03. Trademarks, etc. All ISG Substrate coated by MSCWC pursuant to this Agreement shall bear the trademark or brand name requested by ISG. ISG represents and warrants to MSCWC that the application of each such trademark or brand name by MSCWC has been duly authorized and will not violate the trademark or other rights of any other Person.

          SECTION 7.04. Title to Substrate and Products. Subject to Section 6.07(b), Section 6.08 and Section 6.09 hereof, ISG shall at all times retain title to all ISG Inventory (other than normal line scrap). MSCWC agrees that under no circumstances shall it hold itself out as being the owner of any ISG Inventory on its premises, including, without limitation, on MSCWC's books and records. Risk of loss shall pass to ISG upon delivery of the Coated or Finished Substrate to the carrier.

          SECTION 7.05. UCC Filings. Notwithstanding Section 7.04 hereof, the parties hereto intend to create in MSCWC the relationship of bailee and processor with respect to any ISG Inventory in the possession of MSCWC and agree that upon the request of ISG, an informational or precautionary filing shall be made pursuant to the Uniform Commercial Code in effect in each jurisdiction where any ISG Inventory is being held by MSCWC. Following any such request, ISG and MSCWC shall execute and file such instruments, including financing statements and related amendments or continuation statements, and take such other actions as may be deemed by either of them to be necessary or desirable in order to fully protect the rights of ISG in and to the ISG Inventory. Nothing in this Section 7.05 or in any instrument executed, delivered or filed pursuant hereto, and no action or omission on the part of any party hereto, shall change the fact than the ISG Inventory is legally and equitably owned by ISG and is held by MSCWC as a bailee and processor only. MSCWC shall inform ISG, in writing and within thirty (30) days of becoming so aware, of any financing statement filed by a creditor of MSCWC against the ISG Inventory held by MSCWC at the Facility.

          SECTION 7.06. Liens. The parties understand and agree that MSCWC shall have a processor's and bailee's lien on all ISG Substrate that is located at the Facility and has been processed under this Agreement to secure the payment of any and all amounts due from ISG or any of its Affiliates hereunder; provided, however, that MSCWC hereby waives any lien rights it may have with respect to ISG Substrate located at the Facility until such time as it is processed under this Agreement.

                                  ARTICLE VIII

                             Procedures for Payment

          SECTION 8.01. Method of Payment. All amounts payable hereunder shall be paid at such place or to such account as the party entitled to such payment shall reasonably specify in writing. Each payment shall be made in immediately available funds prior to 12:00 noon local time at the place of payment, on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made on the next succeeding Business Day.

          SECTION 8.02. Late Payment. If any amount payable hereunder is not paid when due, the paying party shall pay interest (to the extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof (unless such payment shall be made after 12:00 noon local time at the place of payment, on such date of payment, in which case such date shall be included) at a rate per annum equal to the Prime Rate plus 3 percent per annum. If any amount payable hereunder is paid on the date when due, but after 12:00 noon local time at the place of payment, interest shall be payable as aforesaid for one day.

          SECTION 8.03. Timing of Payments. ISG shall pay MSCWC for Coating Services provided hereunder net thirty (30) days from the date the Coated ISG Substrate and/or Finished Substrate has been produced, subject to the following:
All shipments and delivery of Coated ISG Substrate and/or Finished Substrate are at all times subject to credit approval by MSCWC. Whenever MSCWC for any reason shall be in doubt as to the responsibility of ISG, MSCWC may decline to make shipments except on receipt of cash in advance or upon conditions and security satisfactory to MSCWC. Invoices not paid within terms specified herein shall be cause to withhold current shipments or defer processing of open orders.

                                   ARTICLE IX

                                   Termination

          SECTION 9.01. Termination Due to Bankruptcy. Notwithstanding Section
7.01 hereof, either party may immediately terminate this Agreement upon the Bankruptcy of the other party by written notice to the other party; provided that in the event of the Bankruptcy of MSCWC, ISG may enter the Facility and take possession of all ISG Inventory and, without limiting any rights granted hereunder, take such actions as are permitted by law to protect ISG's interest and to enforce MSCWC's obligations hereunder.

          SECTION 9.02. Termination Due to Material Breach. If either party materially defaults in the performance of any of its obligations under this Agreement, which default is not substantially cured within fifteen (15) days after notice is given to the defaulting party specifying the default and referencing this Section 9.02, then the party not in default may, by giving notice to the defaulting party, terminate this Agreement as of a date specified in such notice of termination. Notwithstanding the foregoing, with respect to material defaults that cannot reasonably be cured within fifteen (15) days, it will not be a default under this Section 9.02 if the defaulting party in good faith submits a corrective action plan to cure such default, reasonably acceptable to the other party, within fifteen (15) days of receipt of the notice of default, and thereafter proceeds with due diligence to carry out such plan to conclusion; provided that the Term shall not be suspended or extended by any such cure period.

                                   ARTICLE X

                                     Audits

          SECTION 10.01. Audits. ISG has the right to hire a firm of independent certified accountants of recognized standing to monitor, investigate and verify the proper performance of the MSCWC's obligations hereunder. MSCWC shall permit such accountants to inspect records relating to such obligations during normal business hours and shall make available in a reasonably timely manner all current data reasonably deemed necessary by the auditors to perform their task.

                                   ARTICLE XI

                                  MSC Guarantee

          SECTION 11.01. Guarantee. MSC unconditionally guarantees the performance by MSCWC of all of MSCWC's obligations under this Tolling Agreement (subject to the conditions thereto set forth herein).

                                  ARTICLE XII

                                  Miscellaneous

          SECTION 12.01. Independent Contractor. MSCWC is an independent contractor and this Agreement will not create a principal-agent, employee-employee, partnership or joint venture relationship between MSCWC and ISG. Each party shall be solely responsible for all of its acts and the acts of their respective agents, employees and subcontractors. Without limiting the generality of the foregoing, ISG shall be solely responsible for any personal injuries or property damage caused or incurred by ISG's employees at the Facility.

          SECTION 12.02. Confidentiality. Each party and its Affiliates shall treat the existence of this Agreement, the schedules and attachments hereto and all data and information furnished by a party or an Affiliate to the other party hereto or its Affiliates which is marked "Confidential", or contains a similar proprietary notice clause, as confidential and shall take or cause to be taken such reasonable precautions as such party takes to safeguard its own confidential information to prevent disclosure of the existence of this Agreement and all such data and information to others for a period of three years from the termination of this Agreement; provided, however, that this obligation shall not be applicable:

                 (a) to disclosure to public authorities to the extent required by applicable law, including, without limitation, any applicable securities laws or stock exchange rules; provided, however, that the party required to disclose the existence of this Agreement or any confidential data or information shall have given the other party prompt written notice thereof so that the other party may seek a protective order or other appropriate remedy;

                 (b) to the extent the existence of this Agreement or such data or information was part of the public domain at the time of its disclosure to such party;

                 (c) to the extent the existence of this Agreement or such data or information became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of a party or its Affiliate in breach of this Agreement;

                 (d) to the extent the existence of this Agreement or such data or information was subsequently disclosed to such party by a third party on a non-confidential basis who had no obligation to either party (whether directly or indirectly) not to disclose the existence of this Agreement or such data or information; or

                 (e) to the extent that a party can demonstrate that such data or information was in such party's possession at the time of disclosure and was not acquired, directly or indirectly, from the other party or an Affiliate on a confidential basis.

          SECTION 12.03. Notices. All notices hereunder shall be in writing and shall be personally delivered or sent via reputable overnight courier or facsimile. Such notices shall be addressed respectively: All notices hereunder shall be in writing and shall be personally delivered or sent via reputable overnight courier or facsimile. Such notices shall be addressed respectively:

           if to MSC or MSCWC, to:

                 Material Sciences Corporation
                 2200 Pratt Boulevard
                 Elk Grove Village, IL 60007

                 Attention of Chief Financial Officer
                 Telecopier:  847-718-8643

           with a copy to:

                 Sidley Austin Brown & Wood
                 10 South Dearborn Street
                 Bank One Plaza
                 Chicago, IL 60603

                 Attention of Jon M. Gregg
                 Telecopier: 312-853-7036

           if to ISG or ISG Sub, to:

                 International Steel Group Inc.
                 3250 Interstate Drive, 2/nd/ Floor
                 Richmond, Ohio 44286-9000

                 Attention of Mr. Gordon Spelich
                 Telecopier: 330-659-9132

           with a copy to:

                 Jones, Day, Reavis & Pogue
                 North Point, 901 Lakeside Avenue
                 Cleveland, Ohio 44114-1190

                 Attention of David Watson
                 Telecopier:  216-579-0212

or to such other address or telecopier number as such party may hereafter specify for the purpose of providing notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopier number specified in this Section 12.03 and the transmission of the appropriate number of pages is confirmed or (ii) if given by any other means, when delivered at the address specified in this Section 12.03.

          SECTION 12.04. Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns.

          SECTION 12.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided that except in the case of an assignment of this Agreement by MSCWC to a Person who is the purchaser of the Facility, no party hereto shall be permitted to assign any of its obligations under this Agreement to any other Person without the written consent of each of the other parties hereto.

          SECTION 12.06. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

          SECTION 12.07. Survival. Articles I, II and XIII and Sections 6.09, 7.02, 12.02, 12.07, 12.09 and 12.11 shall survive the termination of this Agreement.

          SECTION 12.08. Extension of Time for Performance. If this Agreement calls for any action to be taken on or by a date which is not a Business Day, such action shall be deemed to be required to be taken on or by the next succeeding Business Day.

          SECTION 12.09. Governing Law; Entire Agreement.

                 (a) This Agreement shall be construed in accordance with and governed by the law of the State of Illinois without giving effect to the principles of conflicts of laws thereof which might cause the laws of any other jurisdiction to govern this Agreement.

                 (b) This Agreement, the schedules and attachments hereto and the documents referred to herein to be executed contemporaneously herewith embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

          SECTION 12.10. Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          SECTION 12.11. Amendments and Waivers.

                 (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. This Agreement shall become a binding agreement when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  INTERNATIONAL STEEL GROUP INC.


                                  By:  /s/ Gordon Spelich
                                       ------------------
                                       Name:  Gordon Spelich
                                       Title: Vice President



                                  MSC WALBRIDGE COATINGS INC.


                                  By:  /s/ James J. Waclawik, Sr.
                                       --------------------------
                                       Name:  James J. Waclawik, Sr.
                                       Title: Vice President, Chief
                                              Financial Officer and Secretary


                                  MATERIAL SCIENCES CORPORATION


                                  By:  /s/ James J. Waclawik, Sr.
                                       --------------------------
                                       Name:  James J. Waclawik, Sr.
                                       Title: Vice President, Chief
                                              Financial Officer and Secretary

                                 Exhibit Index

Attachment I          Scrap Policy

Schedule 4.01         Tolls for Core Services

Schedule 4.02         Tolls for Ancillary Services